Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Appoints New CFO

April 15, 2008	NASDAQ: SMIT

Schmitt Industries, Inc. (SMIT) announced today that Mr. Jeffrey T. Siegal has been promoted to the position of Chief Financial Officer (CFO) and Corporate Treasurer.  Mr. Siegal is a CPA and accounting professional with excellent technical skills and understanding of GAAP, SEC rules and regulations and Sarbanes Oxley.  Most recently Mr. Siegal held the post of Corporate Controller and Treasurer with Planar Systems, Inc. in Beaverton, Oregon.  He was a Senior Manager with Deloitte & Touche LLP prior to joining Planar Systems, Inc.   He has significant experience with multi-national companies in all aspects of finance and accounting, both public and privately held.  He has twenty years of experience in working with public companies and the accounting profession.

Mr. Siegal replaces Mr. Michael McAfee who has been with Schmitt Industries, Inc. for almost three years as the CFO and Treasurer.  Mr. McAfee resigned from Schmitt on April 14th as the CFO and Treasurer so he can pursue other career opportunities.  Michael McAfee will continue with the Company throughout the month of April to ensure a professional transition with Mr. Siegal.   Mr. Siegal joined the Company on March 19, 2008 as its Corporate Controller.

Wayne A. Case, President of Schmitt said the following:  “We are pleased to have a person of Jeff Siegal’s skills and talents coming into the critical position of CFO and Treasurer of Schmitt Industries, Inc.   We want to thank Michael McAfee for the major efforts he has invested into Schmitt during the last three years as we have moved further into Sarbanes Oxley reporting and increased SEC rules and regulations.  We are especially proud of the excellent financial position of Schmitt and the reporting systems that Mr. McAfee has implemented during these years.  We sincerely thank Mr. McAfee for those growth changes in the structure of financial reporting systems within Schmitt and wish him the best of luck in future endeavors.   Schmitt enjoys a debt-free position, with cash balances on hand to pursue business opportunities open to the Company in the future”.

Schmitt Industries, Inc. designs, assembles and markets computer controlled balancing equipment (the Balancer Segment) primarily to the machine tool industry.  Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc. (“SMS”) the Company designs, manufactures and markets precision laser measurement systems (the Measurement Segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. (“SEL”), located in the United Kingdom.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258